UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2014

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At its regular meeting on May 22, 2014, the Board of Directors of Compuware Corporation (the “Company”) adopted minor modifications to Article VI of the Company’s Bylaws, which contains provisions relating to the Company’s indemnification of directors and officers. The changes to Article VI were effective immediately and are summarized below.

1.            The bylaws have been clarified to provide that, to the extent permitted by applicable law, the expenses incurred by a person to successfully enforce or establish rights to indemnification shall be considered expenses incurred in connection with the action, suit or proceeding.

2.            The bylaws now provide that if a proceeding against a director or officer includes a claim against such director’s or officer’s spouse or other immediate family member(s), the Company’s indemnification will include the related claim against the spouse or family member if the related director or officer is entitled to indemnification.

3.            The bylaws now include various provisions that (a) specify a presumption in favor of the director or officer with respect to the right to indemnification and the advancement of expenses, (b) place on the Company the burden of proof that indemnification or advancement is not appropriate, and (c) specify various details, not previously included in the bylaws, regarding the application and operation of the indemnification provisions similar to those found in indemnification agreements.

4.            The bylaws now require approval by the Board of Directors before the Company can decline to purchase and maintain directors and officers liability insurance coverage with limits at least as favorable to directors and officers as in effect as of April 30, 2014.

The above description of the modifications to Article VI of the Bylaws does not purport to be a complete statement of the provisions thereof. Such description is qualified in its entirety by reference to the amendment, which is attached to this Current Report on Form 8-K as Exhibit 3.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

3.2 Amendment to Bylaws of Compuware Corporation as of May 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

July 11, 2014	COMPUWARE CORPORATION

	By:	/s/ Daniel S. Follis, Jr.

Daniel S. Follis, Jr.
General Counsel & Secretary